Exhibit 10.3

AMENDED AND RESTATED ASSET TRANSFER AGREEMENT

THIS AMENDED AND RESTATED ASSET TRANSFER AGREEMENT, dated as of December 1, 2019 (the “Agreement”), effective as of March 1, 2019 (the “Effective Date”) is entered into by and between ScoutCam Ltd., a company organized under the laws of the State of Israel (the “Transferee”), and Medigus Ltd., a company organized under the laws of the State of Israel (“Transferor”). The Transferee and Transferor are referred to hereunder as the “Parties”, and each of them individually as a “Party”.

W I T N E S S E T H:

WHEREAS	the Transferor and Transferee have previously entered into an Asset Transfer Agreement, dated as of March 1, 2019 (the “Prior Agreement”); and

WHEREAS	the Parties wish to treat such Prior Agreement as null and void and to replace the Prior Agreement with the Agreement in all respects; and

WHEREAS	the Agreement does not provide for transfer of any IIA funded know-how, patents or intellectual property of any kind; and

WHEREAS	the Transferor has developed a miniature video technology, referred to as ScoutCam™; and

WHEREAS	the Board of Directors of the Transferor has caused the formation of the Transferee and has decided that Transferee shall engage in the Transferee’s Business (as defined below); and

WHEREAS	Transferor desires to transfer and assign to the Transferee, and the Transferee desires to assume from the Transferor, the Transferred Assets and Assumed Liabilities (as defined below), all as more specifically provided herein and upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE in consideration of the premises and the mutual representations, warranties, covenants and agreements hereinafter set forth, the parties hereby agree as follows:

1.	DEFINITIONS

1.1. Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings specified in this Section 1.1:

1.1.1. “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, and the term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by contract or otherwise. For purposes of this Agreement, Transferor and Transferee shall not be deemed Affiliates of one another.

1.1.2. “Documents” means all files, documents, instruments, correspondence, papers, books, reports, records, tapes, microfilms, photographs, letters, e-mails archives (solely of Employees and consultants), budgets, forecasts, ledgers, journals, customer lists, customer files, supplier lists, regulatory filings, operating data and plans, technical documentation (design specifications, functional requirements, operating instructions, logic manuals, flow charts, etc.), user documentation (installation guides, user manuals, training materials, release notes, working papers, etc.), marketing and advertising documentation (sales brochures, flyers, pamphlets, promotional materials, web pages, etc.), and other similar materials, in each case in whatever form, including electronic databases, printed and other electronic media.

1.1.3. “Governmental Body” means any: (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign or other government, (c) governmental, quasi-governmental or regulatory body of any nature, including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, organization, unit, or body, (d) court, public or private arbitrator or other public tribunal or (e) fiscal, revenue, customs or excise authority, body, agency or official.

1.1.4. “IIA” means the Israeli Innovation Authority of the Ministry of Economy and Industry of the State of Israel (formerly known as the Office of the Chief Scientist).

1.1.5. “Law” means any federal, state, local, municipal, foreign or other law (including common law), statute, legislation, constitution, code, order, edict, decree, proclamation, treaty, convention, directive, ordinance, rule, regulation, permit, ruling, determination, decision, interpretation or other requirement that is issued, enacted, adopted, passed, approved, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Body and is applicable to and binding upon the relevant Person.

1.1.6. “Lien” means any lien, pledge, security interest, charge, impairment of title, right of first refusal or other rights granted or created by the Transferor or any of its Subsidiaries to third parties (other than licenses or rights of use in the ordinary course of business), it being clarified that when referring to a right of use or license from a third party, “Lien” shall only refer to the right of use or license and not to the underlying asset or right.

1.1.7. “Person” means (whether or not a capitalized term) any individual, corporation, partnership, limited liability company, firm, joint venture, association, joint-stock company, trust, estate, unincorporated organization, Governmental Body or other entity, including any party to this Agreement.

1.1.8. “Representative(s)” means, with respect to any Person, such Person's Affiliates and the respective directors, officers, employees, agents, consultants, advisors and other representatives, including legal counsel, accountants and financial advisors of such Person and its Affiliates, and the successors and assigns of any of the foregoing.

1.1.9. “Transferee’s Business” means certain of the operations and activities currently conducted by the Transferor, including the research, development, marketing, sale, distribution and maintenance of, and the provision of services for, the products, applications, technologies or solutions, relating to the miniature video technology, referred to as ScoutCam™ (the “Products”).

2.	TRANSFER OF ASSETS; ASSUMPTION OF LIABILITIES

2.1. Transfer of Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Transferor shall transfer, assign, convey and deliver to the Transferee and the Transferee shall accept and assume from the Transferor, all of the Transferor’s rights, titles and interests in, to and under the transferred assets listed on Schedule 2.1 (the “Transferred Assets”), free and clear of any Liens.

The Transferred Assets shall include, in addition to the assets listed on Schedule 2.1:

2.1.1. all rights and title to the severance funds maintained for or on behalf of the Transferred Employees;

2.1.2. all past, present and future causes of action and other enforcement rights primarily under, or on account of, the Transferee’s Business, the Products or any of the Transferred Assets, including, without limitation, all causes of action and other enforcement rights for damages, profits, royalties or other payments, injunctive relief, and any other remedies of any kind for past, current and future infringement, misappropriation or any violations of any one of the rights embodied in any of the Transferred Assets;

2.1.3. all of the goodwill associated with the Transferee’s Business and/or any of the Transferred Assets;

2.1.4. all Documents that are primarily used or relate to the Transferee’s Business or any of the Transferred Assets;

2.1.5. all other current assets of the Transferee’s Business.

Any rights, assets, properties and business that fall within the above definition of Transferred Assets shall be deemed a Transferred Asset, notwithstanding the failure to list the same on any of the aforementioned lists and schedules.

2.2. Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, at the Closing, the Transferee shall assume all liabilities related to or arise from the Transferred Assets, the Products and/or the Transferee’s Business and/or the operation of the Transferee’s Business, including without limitation liabilities arising from the Transferred Assets (the “Assumed Liabilities”).

2.3. No Representations. The Transferred Assets are transferred by the Transferor on an “as is” basis, namely, their state or condition on the date hereof and on the Closing Date, whether or not any fact, act or circumstance of any nature whatsoever relating thereto is known, disclosed or discussed, and regardless of any investigation, inquiry or disclosure that was or could have been made, and whether or not any fact or circumstance is different than expected by the Transferee, and without receiving or relying on any representations or warranties with respect to such matters from the Transferor and its Representatives, except for the Transferor’s title in the applicable Transferred Assets being on the Closing Date free and clear of Liens.

2.4. Further Conveyances and Assumptions.

2.4.1. From time to time following the Closing and without additional consideration to the Transferor, the Transferor and the Transferee shall execute, acknowledge and deliver in a reasonably prompt manner, all such further deeds, agreements, instruments, conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be commercially reasonably necessary or appropriate to assure fully to the Transferee and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to the Transferee under this Agreement, including with respect to the Transferred Assets, and to assure fully to the Transferor and its Affiliates, successors and assigns, the assumption of the Assumed Liabilities, and to otherwise make effective the transactions contemplated hereby and thereby.

3.	LICENSES; CONSULTATION SERVICES;

3.1. Back License. With respect to the patents included in Schedule 2.1(a) (the “Transferred IP”), Transferee hereby grants Transferor a perpetual, transferable, worldwide, royalty free, sub-licensable license to access and use the Transferred IP for the purpose of developing, marketing and sale of the Transferor’s Medigus Ultrasonic Surgical Endostapler (collectively, the “License Back”).

3.2. Patent License.

3.2.1. With respect to the patents included in Schedule 3.2 (the “Licensed IP”), Transferor hereby grants Transferee a perpetual, non-exclusive, transferable, royalty free, license to access, use, improve, develop either by or on behalf of the Transferee, market and sell the Licensed IP, including the right to any future versions, enhancements, improvements and derivative works of the Licensed IP for the purpose of developing and commercializing the Products (collectively, the “License”).

3.2.2. As a condition of the License, Transferor shall not sell, offer to sell or grant any ownership right in the Licensed IP to any potential direct competitor of Transferee. For the avoidance of doubt, the License does not (and shall not be construed) to limit or restrict the Transferor’s right to grant any additional licenses relating to the Licensed IP including to non-direct competitors of Transferee.

3.3. Consulting Services. Transferee shall provide Transferor consultancy and support services for no consideration, on matters relating to the management, development, maintenance and commercialization of Transferor’s patent portfolio (the “Consulting Services”).

3.4. Successors and Assigns. The terms and conditions of the License will bind and inure to the benefit of each of the Parties, their successors and Affiliates.

4.	CONSIDERATION; TAXES.

4.1. In consideration for the Transferred Assets and Assumed Liabilities Transferee issues Transferor 1,000,000 ordinary shares, no par value each, of Transferee.

4.2. Any tax consequences arising from the sale and assignment or any other event or act hereunder, shall be borne solely by the Transferor.

5.	CLOSING

5.1. Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Section 7 hereof, the closing of the transfer of the Transferred Assets and the assumption of the Assumed Liabilities (the “Closing”) shall take place at the offices of Meitar, Liquornik, Geva, Leshem, Tal, Law Offices, at 10:00 a.m. (Israel time) on not later than the second business day following the date on which the condition to Closing set forth in Section 7 is met or waived, as applicable, unless another time or date, or both, are agreed by the Parties (the date on which the Closing occurs, the “Closing Date”). The actions and occurrences to occur prior to or at the Closing shall be deemed to have occurred simultaneously and no action shall be deemed to have been completed and no document or certificate shall be deemed to have been delivered, until all actions are completed and all documents and certificates are delivered.

5.2. Transferor’s Closing Deliverables. The Transferor shall deliver or shall cause to be delivered to the Transferee, at or prior to the Closing:

5.2.1. The Bill of Transfer, duly executed by the Transferor, in the form attached hereto as Schedule 5.2.1;

5.2.2. Assignment deeds and powers of attorney with respect to any and all registrable Transferred Assets, and all the applications to register any of the foregoing, in forms suitable for recordation in all jurisdictions, duly executed by the Transferor;

5.2.3. Executed Transfer Letter for each one of the Transferred Employees.

5.3. Transferee’s Closing Deliverables. The Transferee shall deliver or shall cause to be delivered to the Transferor, at or prior to the Closing a counterpart of the documents referred to in Section 5.2 duly executed by the Transferee.

6.	ADDITIONAL COVENANTS AND AGREEMENTS.

6.1. Intercompany Services. Following the Closing the Transferor shall provide the Transferee with certain services, including but not limited to administrative and office space services. The Parties wish to set their responsibilities in this regard in accordance with Appendix A.

6.2. Employees.

6.2.1. Promptly following the date hereof, the Transferee shall make an offer of continued employment (‘haavara beretzef’ in Hebrew), effective as of the Closing Date and contingent on the completion of the transactions contemplated hereunder, to the employees agreed upon separately by the Parties to be fully countersigned by such employees (such form and any ancillary document thereto, including waivers, shall be hereinafter referred to as the “Employee Offer”). Such employees who countersign the Employee Offer and are transferred to Transferee at Closing are hereinafter referred to as “Transferred Employees”.

6.2.2. (a) The Transferor hereby consents to the transfer at the Closing of each of the Transferred Employees to the Transferee and each such employee shall become an employee of the Transferee at the Closing, and (b) the Transferor hereby undertakes to transfer and assign to the Transferee for the benefit of the Transferred Employees (i) all education funds (‘keren hishtalmut’), managers’ insurance policies (‘bituach menahalim’) and/or pension funds, severance pay funds and any other funds and (ii) any accruals (prorated for partial month) for salary (including for the pay period in which the Closing occurs), accrued annual vacation, recuperation fees entitlement, in each case of clauses (i) and (ii), that have been reserved or contributed by the Transferor (whether required by applicable law, custom or agreement) with respect to any of such Transferred Employees (the “Transferor Existing Funds”) and all of the Transferor’s rights with regard thereto. It is hereby acknowledged and agreed that to the extent that any of the Transferor Existing Funds at Closing are not sufficient to cover all such funds to which any Transferred Employee is entitled through the Closing Date (by applicable law, custom or agreement), the Transferor shall transfer cash equal to the shortfall amount to the Transferor Existing Funds. Prior to the Closing, the Transferor shall make (and the Transferee shall cooperate with the Transferor to the extent required) the appropriate filings with the ITA for the transfer of the Transferor Existing Funds from the Transferor to the Transferee, and the Transferor shall submit, within the appropriate time periods, all required documents to the Transferred Employees’ funds and insurance policies. At the Closing or promptly thereafter (but not as a condition to Closing), the Transferor will transfer to Transferee all its title, rights and interests in and to the Transferor Existing Funds.

6.2.3. The Transferred Employees shall transfer to the Transferee, as applicable, with continuity of rights, and whilst taking their term of employment with the Transferor in account for purposes of the calculation of their rights and entitlements.

6.2.4. Notwithstanding any obligations of any Transferred Employee to the Transferor, all Transferred Employees (i) shall be permitted, on and after the Closing Date, to engage in the Transferee’s Business, and (ii) shall be relieved and released from the confidentiality and non-compete obligations owed to the Transferor solely to the extent required to perform the obligations and duties under their respective employment or engagement agreements with the Transferee.

7.	CONDITION TO CLOSING

7.1. Condition Precedent to the Obligations of Each Party. The respective obligations of each of the Transferee and the Transferor to effect the Closing shall be subject to Transferor and Transferee obtaining the approval of the IIA to cancel the Prior Agreement.

8.	TERMINATION OF AGREEMENT.

8.1. This Agreement may be terminated prior to the Closing by mutual written consent of the Transferee and the Transferor. In the event of termination, each of the Parties shall be relieved of their duties and obligations arising under this Agreement after the date of such termination and such termination shall be without any liability to any of the Parties and their respective Representatives.

9.	MISCELLANEOUS.

9.1. Entire Agreement. This Agreement (including the schedules and exhibits hereto) represents the entire understanding and agreement between the Parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral among the Parties hereto with respect to the subject matter hereof. For the avoidance of doubt, the asset transfer agreement by and between the Parties entered as of March 14, 2019, as amended thereafter on July 21, 2019 is hereby null and void. Notwithstanding the above, the asset transfer agreement between the parties, dated as of September 3, 2019, effective as of May 28, 2019 shall remain in full force and effect.

9.2. Amendments and Waivers. This Agreement may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the parties hereto, or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought. No action taken pursuant to this Agreement, including without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representation, warranty, covenant or agreement contained herein. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a further or continuing waiver of such breach or as a waiver of any other or subsequent breach. No failure on the part of any party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3. No Third Party Beneficiaries; Assignment. Nothing in this Agreement shall create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, but other than rights expressly granted to Representatives of a party hereunder. No assignment of this Agreement or of any rights or obligations hereunder may be made (by operation of law or otherwise) by the Transferor or the Transferee without the prior written consent of the other party hereto and any attempted assignment without the required consents shall be void; provided, however, that after Closing, either party may assign this Agreement and any or all rights or obligations hereunder to any Affiliate.

9.4. Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel Aviv-Jaffa, Israel, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

9.5. Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced by any law or public policy, all other terms or provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

9.6. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties actually executing such counterpart, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Agreement (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Agreement, as an original.

- Signature Pages Follow -

IN WITNESS WHEREOF, the parties hereto have caused this AMENDED AND RESTATED ASSET TRANSFER AGREEMENT to be executed by their respective officers thereunto duly authorized, as of the date first written above.

Medigus Ltd.		ScoutCam Ltd.

By:	/s/ Liron Carmel /s/ Tatiana Yosef	By:	/s/ Benad Goldwasser /s/ Yaron Silberman

Name: Liron Carmel / Tatiana Yosef		Name: Benad Goldwasser / Yaron Silberman

Title: CEO / CFO		Title: Chairman / CEO

Schedule 2.1

List of Transferred Assets

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Schedule 3.2

List of Licensed Assets

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Schedule 5.2.1

BILL OF TRANSFER

THIS BILL OF TRANSFER (this “Bill”) is made as of March 1, 2019 by and between Medigus Ltd. (“Transferor”) and ScoutCam Ltd. (“Transferee”). Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in that certain Amended and Restated Asset Transfer Agreement by and between Transferor and Transferee (the “Amended and Restated Asset Transfer Agreement”).

W I T N E S S E T H:

WHEREAS Pursuant to the Amended and Restated Asset Transfer Agreement, Transferor has agreed to convey, assign, transfer and deliver to Transferee all right, title and interest of Transferor in and to all of the Transferred Assets; and

WHEREAS Pursuant to due authorization, Transferor is executing and delivering this Bill for the purpose of conveying, assigning, transferring and delivering to Transferee all of its right, title and interest in and to the Transferred Assets.

NOW, THEREFORE, the parties hereto, intending to be legally bound hereby, hereby agree as follows:

1)	Transferor hereby transfers to Transferee and its successors and assigns the Transferred Assets and any and all legal and equitable interests therein, and Transferee hereby accepts such Transferred Assets, all in accordance with the terms and subject to the conditions set forth in the Amended and Restated Asset Transfer Agreement. Neither the making nor the acceptance of this Bill shall amend, restrict or otherwise modify any of the terms of the Amended and Restated Asset Transfer Agreement or the rights and obligations of the parties thereunder.

2)	Upon the transfer contemplated hereunder, Transferee shall have and hold the Transferred Assets, forever, to its own proper use and behalf.

3)	Upon the transfer contemplated hereunder, Transferee shall acquire the right to collect, assert, and enforce all claims, causes of action, rights of recovery and rights of set off, pertaining to or arising out of the Transferred Assets whether before or after the Closing Date, including without limitations, the right to sue, to enforce, and collect damages.

4)	Transferor shall execute, acknowledge and deliver in a reasonably prompt manner, all such further conveyances, notices, assumptions, releases and such other instruments, and shall take such further actions, in each case, as may be reasonably necessary or appropriate to assure fully to Transferee and its respective successors or assigns, all of the properties, rights, titles, interests, remedies, powers and privileges intended to be conveyed to Transferee with respect to the Transferred Assets, and to otherwise make effective the transactions contemplated hereby.

5)	Transferor hereby appoints Transferee (with a right of reappointment), and its designees, representatives and the respective successors and assigns of the foregoing, the true and lawful attorney Transferee, in the name of Transferee or in the name of Transferor, to demand and receive any and all interests in the assets hereby transferred; to give releases and acquittances for or in respect of the same or any part thereof; and to collect, assert or enforce any claim, right or title hereby assigned; in each case that Transferee, or its successors and assigns, shall deem necessary or advisable. Transferor hereby declares that the foregoing powers are coupled with an interest and shall be irrevocable.

6)	This Bill, together with the other applicable provisions of the Amended and Restated Asset Transfer Agreement and the Transaction Documents, sets forth the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior agreements or understandings among the parties hereto with respect to the subject matter hereof. Notwithstanding the above, the asset transfer agreement between the parties, dated as of September 3, 2019, effective as of May 28, 2019 shall remain in full force and effect. In the event that any of the terms of this Bill conflict with or contradict any of the terms of the Amended and Restated Asset Transfer Agreement, the terms of the Amended and Restated Asset Transfer Agreement shall prevail. All matters relating to the transfer of the Transferred Assets to Transferee and not expressly regulated hereunder, shall be deemed to be regulated by the Amended and Restated Asset Transfer Agreement.

7)	This Bill shall be governed by and construed in accordance with the laws of the State of Israel, without giving effect to the rules of conflict of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any competent court located in Tel Aviv-Jaffa, Israel, in connection with any matter based upon or arising out of this Bill or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Israel for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process.

8)	This Bill is being executed by Transferor and Transferee and shall be binding upon, inure to the benefit of, and be enforceable by, each of Transferor and Transferee, and their respective successors and assigns, for the uses and purposes above set forth and referred to, and shall be effective as of the date hereof.

9)	This Bill may be amended, supplemented or changed, and any provision hereof can be waived, only by written instrument signed by the parties hereto, or in case of a waiver by the party against whom enforcement of any such amendment, supplement, modification or waiver is sought.

10)	This Bill may be executed in one or more counterparts, each of which shall be deemed an original and enforceable against the parties hereto, and all of which together shall be considered one and the same agreement, it being understood that all parties need not sign the same counterpart. The exchange of an executed Bill (in counterparts or otherwise) by facsimile transmission or by electronic delivery in .pdf format or the like shall be sufficient to bind the parties to the terms and conditions of this Bill, as an original.

- Signature Pages Follow –

Medigus Ltd.		ScoutCam Ltd.

By:		By:

	Name:		Name:
	Title:		Title:

By:		By:

	Name:		Name:
	Title:		Title:

Appendix A

Intercompany Services

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